UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8–K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 10, 2014 (March 6, 2014)
THE WET SEAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35634	33-0415940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26972 Burbank Foothill Ranch, CA 92610
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:
(949) 699-3900

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Definitive Material Agreement.
On March 9, 2014, The Wet Seal, Inc. (the “Company”) entered into an agreement (“Letter Agreement”) with Clinton Group, Inc., on behalf of itself and its affiliates (the “Clinton Group”), whereby Clinton Group agreed to vote any and all shares of the Class A Common Stock of the Company, beneficially owned by Clinton Group, and over which it has voting authority, at the 2014 annual meeting of the Company’s stockholders (and any adjournment or postponement thereof) in favor of the Company’s director nominees Dorrit Bern, Kathy Bronstein, Lynda Davey, John Goodman, Nancy Lublin, John Mills, Kenneth Reiss, Adam Rothstein and Deena Varshavskaya.

The above summary is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the 2014 annual meeting of stockholders to be held May 22, 2014. In connection with the 2014 annual meeting of stockholders, the Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders eligible to vote at the 2014 annual meeting a definitive proxy statement. THE COMPANY ADVISES ITS SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FOR THE 2014 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of these documents (once available) at the SEC’s website at http://www.sec.gov. The definitive proxy statement and these other documents may also be obtained free of charge from the Company by contacting Alyson Barker, the Company’s Corporate Secretary, at (949) 699-3900. Such documents are not currently available.
Participants in Solicitation
The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s security holders in connection with the 2014 annual meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, and its definitive proxy statement dated April 19, 2013, each of which has been filed with the SEC, and Item 5.02 in this Form 8-K. To the extent holdings of the Company’s securities have changed from the amounts included in the Form 10-K dated February 2, 2013, such changes have been or will be reflected on Statements of Change in Ownership on Forms 4 and 5 filed with the SEC and will be reflected in the definitive proxy statement for the 2014 annual meeting. Additional information regarding such individuals will be included in the definitive proxy statement for the 2014 annual meeting. These documents (once available) may be obtained free of charge at the SEC’s website at http://www.sec.gov or from the Company by contacting Alyson Barker, the Company’s Corporate Secretary, at (949) 699-3900.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Directors
On March 6, 2014, the Company’s Board of Directors appointed Ms. Nancy Lublin, Mr. Adam Rothstein and Ms. Deena Varshavskaya (the “New Directors”) to fill one vacancy and two newly created directorships, effective March 10, 2014. In connection with these appointments, the Company increased the number of directors from seven to nine members, and after giving effect to such appointments, the board consists of nine directors.
As members of the board, Ms. Lublin, Mr. Rothstein and Ms. Varshavskaya will each receive an annual stipend of $55,000, which will be pro-rated for the balance of fiscal year 2014 (reflecting a pro-rated stipend of approximately $49,560). In addition, each of Ms. Lublin, Mr. Rothstein and Ms. Varshavskaya will receive a restricted stock grant having a cash value of $110,000, which shall be pro-rated for the balance of fiscal year 2014 (reflecting a pro-rated cash value of approximately $99,121). These stock grants will be based on the closing price of the Company’s Class A Common Stock on March 10, 2014, are scheduled to vest on January 31, 2015, and are otherwise on the same terms as the grants made in February 2014 to the Company’s other directors.
Ms. Nancy Lublin, age 42, is the CEO and of DoSomething.org, the largest organization in America for young people and social change with more than 2.5 million active users. Ms. Lublin will serve as a member of our Nominating & Corporate Governance Committee.
Mr. Adam Rothstein, age 42, is General Partner at Disrupt-ive Technologies Partners, an early stage venture fund making equity and equity related investments, and lead independent advisor to Gans Family Investments (GFI) and the Franklin/Eckstein Family for their public and private equity portfolios. Mr. Rothstein will serve as a member of our Audit Committee.

Ms. Deena Varshavskaya, age 33, is the founder and CEO of Wanelo (“wah-nee-loh,” from Want, Need, Love), an online social platform used by millions of people to find and buy products tailored to their specific tastes. Ms. Varshavskaya will serve as a member of our Compensation Committee.

Concurrent with their appointment and as a result of the expansion of the Board from seven to nine directors, the Board has appointed Mr. John S. Mills as Vice-Chairman of the Board of Directors of the Company.
Item 8.01. Other Events
(a) On March 10, 2014, the Company issued a press release, a copy of which is filed as Exhibit 99.1 hereto.
(b) The Company has set May 22, 2014 as the date for its 2014 annual meeting of stockholders.

Item 9.01. Financial Statements and Exhibits.
(a)    Financial Statements of Business Acquired.
Not Applicable.
(b)    Pro Forma Financial Information.
Not Applicable.
(c)    Shell Company Transactions.
Not Applicable.
(d)    Exhibits.
10.1    Agreement, dated March 9, 2014, between the Clinton Group, Inc. and the Company.

99.1    Press release, dated March 10, 2014, issued by the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WET SEAL, INC. (Registrant)

Date: March 10, 2014	By:	/s/ Steven H. Benrubi
	Name:	Steven H. Benrubi
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
10.1	Agreement, dated March 9, 2014, between the Clinton Group, Inc. and the Company.
99.1	Press release, dated March 10, 2014, issued by the Company.